Exhibit 10.2

Execution Version

OMNIBUS AGREEMENT

by and among

COLUMBIA ENERGY GROUP

CPP GP LLC

COLUMBIA PIPELINE GROUP, INC.

and

COLUMBIA PIPELINE PARTNERS LP

Dated as of February 11, 2015

i

ii

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT (this “Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein), and is by and among Columbia Energy Group, a Delaware corporation (“CEG”), CPP GP LLC, a Delaware limited liability company (“MLP GP”), Columbia Pipeline Group, Inc., a Delaware corporation (“CPG”) and Columbia Pipeline Partners LP, a Delaware limited partnership (the “MLP”). The above named entities are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in Article I.

RECITALS

The Parties desire by their execution of this Agreement to evidence their agreement with respect to certain obligations of the Parties, as more fully set forth herein.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Acquisition Proposal” is defined in Section 4.2(a).

“Affiliate” means (i) with respect to CEG, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by CEG, excluding MLP GP and any other Person that directly or indirectly through one or more intermediaries is controlled by MLP GP; (ii) with respect to the Partnership Entities, any Person that directly or indirectly through one or more intermediaries is controlled by MLP GP; (iii) with respect to any other Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such first Person. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise.

“Agreement” is defined in the introduction to this Agreement.

“Applicable Laws” means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals and rules of common law of each Governmental Authority having jurisdiction over the Parties, including Environmental Laws, all health, building, fire, safety and other codes, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree, judgment or settlement; in each case, as applicable to CEG, the Partnership Entities, or the Assets, as the case may be.

“Assets” means all assets conveyed, contributed, or otherwise transferred, directly or indirectly (including through the transfer of equity interests), or intended to be conveyed, contributed or otherwise transferred by CEG and its Affiliates, to the Partnership Group prior to or on the Closing Date pursuant to the Contribution Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a holiday on which banking institutions in the State of Texas are closed.

“CEG” is defined in the introduction to this Agreement.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (b) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (ii) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (c) a “person” or “group” (within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act), other than CEG or its Affiliates with respect to MLP GP, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation that would not constitute a Change of Control under clause (b) above.

“Closing Date” means the date of the closing of the MLP’s initial public offering of Common Units.

“Columbia Pipeline Services” means Columbia Pipeline Services Company, a Delaware corporation.

“Common Units” is defined in the Partnership Agreement.

“Confidential Information” is defined in Section 7.2.

“Conflicts Committee” is defined in the Partnership Agreement.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among MLP GP, the MLP, OpCo GP, OpCo and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“CPG” is defined in the introduction to this Agreement.

“Disposition Notice” is defined in Section 4.2(a).

“Environmental Law” means any and all Applicable Laws pertaining to (i) pollution, protection of the environment (including natural resources), or workplace health and safety, (ii) any Release, threatened Release or exposure of any Person or property to Hazardous Substances, or (iii) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, arrangement for disposal or transport, or handling of Hazardous Substances. Without limiting the foregoing, Environmental Laws include the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and all similar Applicable Laws of any Governmental Authority having jurisdiction over the Assets, and all amendments to such Applicable Laws and all regulations implementing any of the foregoing.

“Environmental Liabilities” or “Environmental Liability” means any liabilities, claims or causes of action (including environmental and Toxic Tort exposure claims or causes of action), demands, losses (including diminution in value suffered by third parties), damages (including real property damages, personal property damages, and natural resource damages), injuries (including personal injury and death), judgments, settlements, fines, penalties, sanctions, supplemental environmental projects, costs (including costs for Remediation), and expenses (including environmental or Toxic Tort pre-trial, trial or appellate legal or litigation support work, court costs and reasonable and documented attorneys’, experts’ and consultants’ fees, charges and disbursements) of any and every kind or character, known or unknown, fixed or contingent.

“Environmental Permits” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity which is or has been treated as a single employer with CEG and its Affiliates for purposes of Section 414 of the Code or Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, or any state that has or obtains jurisdiction over the matter in question, or any political subdivision thereof.

“Hazardous Substances” means and includes any substance that, by its nature or its use, is regulated or as to which liability might arise under any Environmental Law including each substance defined, designated or classified as a hazardous waste, solid waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum, petroleum products, petroleum hydrocarbons, whether refined or unrefined, crude oil or any fractions or derivatives thereof, asbestos, radioactive materials, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas.

“Indemnified Party” means the Partnership Entities or CEG, as the case may be, in their capacity as the parties entitled to indemnification in accordance with Article II.

“Indemnifying Party” means either the Partnership Entities or CEG, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article II.

“Lender” means any Person providing financing with respect to the Assets.

“Limited Partner” is defined in the Partnership Agreement.

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character.

“MLP” is defined in the introduction to this Agreement.

“MLP GP” is defined in the introduction to this Agreement.

“NiSource Corporate Services” means NiSource Corporate Services Company, a Delaware corporation.

“Offer Price” is defined in Section 4.2(a).

“OpCo” is defined in Section 4.2(a).

“OpCo GP” means CPG OpCo GP LLC, a Delaware limited liability company.

“OpCo Interest” is defined in Section 4.2(a).

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Columbia Pipeline Partners LP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. No amendment or modification to the Partnership Agreement subsequent to the Closing Date will be given effect for the purposes of this Agreement unless consented to by each of the Parties to this Agreement.

“Partnership Entities” means MLP GP and each member of the Partnership Group; and “Partnership Entity” means any of the Partnership Entities.

“Partnership Group” means the MLP, OpCo GP, OpCo and any Subsidiary of any such Person, treated as a single consolidated entity.

“Partnership Group Member” means any member of the Partnership Group.

“Party” and “Parties” are defined in the introduction to this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, or Governmental Authority.

“Post-Closing Environmental Liabilities” means any and all Environmental Liabilities by reason of or arising out of any acts, omissions or conditions to the extent occurring or existing on or after the Closing Date associated with the Assets that constitute or result in (i) a violation of or any non-compliance with or liability under Environmental Laws in effect on or after the Closing Date that are applicable to the Assets, (ii) a Release or threatened Release of, or exposure to, a Hazardous Substance at, under, on or from or to the Assets, or arising out of operation of the Assets (including the Release or threatened Release of, or exposure to, Hazardous Substances on, under, or from real properties offsite the Assets where such Hazardous Substances were transported or disposed, or arranged to be transported or disposed as a result of or in connection with operations at the Assets) as to which Environmental Laws in effect on or after the Closing Date impose liability or require Remediation or (iii) any actual or threatened claims, demands, causes of action, actions or proceedings by or before any Person or Governmental Authority alleging potential liability under any Environmental Laws in effect on or after the Closing Date.

“Pre-Closing Environmental Liabilities” means any and all Environmental Liabilities by reason of or arising out of any acts, omissions or conditions to the extent occurring or existing before the Closing Date associated with the Assets that constitute or result in (i) a violation of or any non-compliance with or liability under Environmental Laws in effect before the Closing Date that are applicable to the Assets, (ii) a Release or threatened Release of, or exposure to, a Hazardous Substance at, under, on or from or to the Assets or arising out of operation of the Assets (including the Release or threatened Release of, or exposure to, Hazardous Substances on, under, or from real properties offsite the Assets where such Hazardous Substances were transported or disposed, or arranged to be transported or disposed as a result of or in connection with operations at the Assets) as to which Environmental Laws in effect before the Closing Date impose liability or require Remediation or (iii) any actual or threatened claims, demands, causes of action, actions or proceedings by or before any Person or Governmental Authority alleging potential liability under any Environmental Laws in effect before the Closing Date.

“Proposed Transferee” is defined in Section 4.2(a).

“Prudent Industry Practice” means such practices, methods, acts, techniques, and standards as are in effect at the time in question that are consistent with the higher of (a) the standards generally followed by the United States pipeline, storage and other midstream industries and (b) the standards applied or followed by CEG or its Affiliates in the performance of similar tasks or projects, or by the Partnership Group or its Affiliates in the performance of similar tasks or projects.

“Recipient” is defined in Section 7.1.

“Registration Statement” means the registration statement on Form S-1 filed by the MLP with the SEC (Registration No. 333-198990), including the related preliminary prospectus or prospectuses, covering the registration of the sale of the certain securities under the Securities Act of 1933, as amended.

“Release” any releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remediation” means any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal or removal action, disposal, closure, corrective action, remediation or remedial action (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup, or abatement that is required under any Environmental Law or performed under any Voluntary Cleanup Program.

“Retained Assets” means the assets and operations owned by CEG that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement.

“SEC” is defined in Section 3.1(b).

“Services” is defined in Section 3.1(a).

“Services Agreement” means that certain Services Agreement, dated as of the Closing Date, by and among Columbia Pipeline Services and the MLP.

“Spin-Off Transaction” means the proposed distribution to holders of shares of NiSource Inc. common stock of all of the outstanding shares of common stock of CPG.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Toxic Tort” means a claim or cause of action alleging personal injury or property damage incurred by the plaintiff that is alleged to have been caused by exposure to, or contamination by, Hazardous Substances that have been released into the environment by or as a result of the actions or omissions of the defendant.

“Trademark License Agreement” means that certain Trademark License Agreement, dated as of the Closing Date, by and among NiSource Corporate Services and Columbia Pipeline Services.

“Transfer” including the correlative terms “Transferring” or “Transferred” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law).

“Voluntary Cleanup Program” means a program of the United States or a state of the United States enacted pursuant to an Environmental Law that provides for a mechanism for the written approval of, or authorization to conduct, voluntary investigatory and remedial action for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Law.

“Voting Securities” means securities of any class of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

Section 1.2 Construction. In construing this Agreement, the following principles will be followed: (i) no consideration will be given to the captions of articles, sections or subsections; (ii) no consideration will be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement; (iii) the word “includes” and its syntactic variants means “includes, but is not limited to” and corresponding syntactic variant expressions; and (iv) the plural will be deemed to include the singular, and vice versa.

ARTICLE II

INDEMNIFICATION

Section 2.1 Environmental Indemnification. Subject to the provisions of Section 2.4, CEG will indemnify, defend and hold harmless the Partnership Group from and against any and all Pre-Closing Environmental Liabilities suffered or incurred by the Partnership Group.

Section 2.2 Right of Way Indemnification. Subject to Section 2.4, CEG will indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of (a) the failure of CEG to validly convey, assign or otherwise transfer to the Partnership Group such valid and indefeasible easement rights or fee ownership or leasehold interests in and to the lands on which any pipeline or any related facility or equipment conveyed or contributed to the applicable Partnership Group

Member on the Closing Date is located, and such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by CEG immediately prior to the Closing Date as described in the Registration Statement; (b) the failure of CEG to convey, assign or otherwise transfer to the Partnership Group the consents, licenses and permits necessary to allow any such pipeline referred to in clause (a) of this Section 2.2 to cross the roads, waterways, railroads and other areas upon which any such pipeline is located, and such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by CEG immediately prior to the Closing Date as described in the Registration Statement; and (c) the cost of curing any condition set forth in clause (a) or (b) of this Section 2.2 that does not allow any Asset to be operated in accordance with Prudent Industry Practice.

Section 2.3 Additional Indemnification. Subject to the provisions of Section 2.4, CEG will indemnify, defend and hold harmless each Partnership Group Member from and against any Losses suffered or incurred by such Partnership Group Member by reason of or arising out of:

(a) the consummation of the transactions contemplated by the Contribution Agreement;

(b) any actual or threatened legal actions, demands or causes of action attributable to the ownership or operation of the Assets by CEG prior to the Closing Date, including such actions pending as of the Closing Date and identified on Schedule A, to the extent that CEG receives the written notification specified in Section 2.6(a) relating to such actions prior to the third anniversary of the Closing Date;

(c) the failure of CEG to obtain, as of the Closing Date, title or any consent, license, permit or approval necessary to allow the transfer of any of the Assets to the Partnership Group as contemplated by the Contribution Agreement to the extent that CEG is notified in writing of such Losses prior to the first anniversary of the Closing Date;

(d) any employee benefit plan sponsored by CEG or its ERISA Affiliates (other than the Partnership Group and any other Person that directly or indirectly through one or more intermediaries is controlled by a Partnership Group Member), including, but not limited to, any liability of CEG and such ERISA Affiliates under Title IV of ERISA and any claims by current or former employees of such entities for post-retirement medical benefits, but excluding any such loss, damage, liability, claim, demand, cause of action, judgment, settlement, fine, penalty or cost and expense that is reimbursable by a Partnership Group Member to CEG under the Services Agreement; notwithstanding the foregoing, the indemnity provided in the preceding sentence shall cease to apply with respect to a Partnership Group Member on the date such Partnership Group Member ceases to be an ERISA Affiliate except with respect to any matter covered by such indemnity that arose prior to such date;

(e) any event or condition associated with the Retained Assets or the Spin-Off Transaction, whether occurring before, on or after the Closing Date, to the extent that CEG receives the written notification specified in Section 2.6(a) relating to such events and conditions prior to the third anniversary of the Closing Date; and

(f) all federal, state and local tax liabilities attributable to the ownership or operation of the Assets prior to the Closing Date, including (i) any such tax liabilities of the Partnership Group that may result from the consummation of the formation transactions for the Partnership Group occurring on or prior to the Closing Date or from the consummation of the transactions contemplated by the Contribution Agreement and (ii) any income tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provision from state, local or foreign applicable law, by contract, as successor, transferred or otherwise and which income tax is attributable to having been a member of any consolidated, combined or unitary group prior to the Closing Date.

Section 2.4 Limitations Regarding Indemnification.

(a) The indemnification obligations of CEG set forth in Section 2.1 and Section 2.2 will survive until the third anniversary of the Closing Date and the indemnification obligations of CEG set forth in Section 2.3 will survive (i) until the third anniversary of the Closing Date in the case of subsections (b) and (d), (ii) until the first anniversary of the Closing Date in the case of subsection (c) and (iii) until sixty (60) days after the expiration of any applicable statute of limitations in the case of subsection (f); provided, however, that any such indemnification obligation will remain in full force and effect with respect only to any bona fide claim, for which supporting documentation in reasonable detail is provided, made thereunder pursuant to Section 2.6 prior to any such expiration and then only for such period as may be necessary for the resolution thereof. The indemnification obligations set forth in Sections 2.3(a) and (e) and Section 2.5 shall survive indefinitely.

(b) The aggregate liability of CEG under Section 2.1 will not exceed $15 million.

(c) No claims may be made against CEG for indemnification pursuant to this Article II unless the aggregate dollar amount of the Losses suffered or incurred by the Partnership Group exceed $250,000, after which CEG will be liable for the amount of such claims in excess of $250,000 subject to the limitations of Section 2.4(b).

(d) Notwithstanding anything herein to the contrary, in no event will CEG have any indemnification obligations under this Agreement for claims made as a result of additions to or modifications of Environmental Laws or Environmental Permits (or interpretations thereof by the applicable Governmental Authority) after the Closing Date.

(e) Notwithstanding anything herein to the contrary, the liability of CEG for any indemnification obligations under this Agreement will be subject to reduction for (i) any insurance proceeds realized by the Partnership Group with respect to the indemnified matter, net of any premium that becomes due and payable as a result of such claim, (ii) any amounts recovered by the Partnership Group under contractual indemnities or otherwise from third Persons, (iii) any amounts included in the tariffs paid by the customers of the affected Asset and (iv) any amounts paid to the Partnership Group, or on behalf of the Partnership Group pursuant to this Article II. The Partnership Group hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds and amounts recoverable under such contractual indemnities.

(f) Notwithstanding anything herein to the contrary, in no event will CEG have any indemnification obligations under this Agreement until the aggregate amount of Losses suffered or incurred by the Partnership Group exceed any amounts reserved or accrued for such Losses on the pro forma consolidated balance sheet of the Partnership Group as of September 30, 2014.

Section 2.5 Indemnification by the Partnership Group. In addition to and not in limitation of the indemnification provided under the Partnership Agreement, the Partnership Group Members will jointly and severally indemnify, defend and hold harmless CEG from and against (i) any and all Post-Closing Environmental Liabilities suffered or incurred by CEG; and (ii) any and all Losses suffered or incurred by CEG by reason of or arising out of events, conditions or matters associated with or arising from the ownership or operation of the Assets and occurring after the Closing Date, except to the extent that any Partnership Group Member is entitled to indemnification hereunder, including under Sections 2.1, 2.2 and 2.3, or unless in any such case of (i) and (ii), indemnification would not be permitted under the Partnership Agreement.

Section 2.6 Indemnification Procedures.

(a) The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party will not submit claims more frequently than once a calendar quarter (or twice in the case of the calendar quarter in which the applicable indemnity coverage under this Agreement expires) unless such Indemnified Party believes in good faith that such a delay in notice to the Indemnifying Party would cause actual prejudice to the Indemnifying Party’s ability to defend against the applicable claim. Notwithstanding anything in this Article II to the contrary, a delay by the Indemnified Party in notifying the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Article II, except to the extent that such failure will have caused actual prejudice to the Indemnifying Party’s ability to defend against the applicable claim.

(b) The Indemnifying Party will have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including, without limitation, the selection of counsel, the determination of whether to appeal any decision of any court and the settlement of any such matter or any issues relating thereto; provided, however, that no such settlement will be entered into without the consent of the Indemnified Party (with the concurrence of the Conflicts Committee in the case of the Partnership Group) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include any admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.

(c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification under this Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party, at no cost to the Indemnifying Party, of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use commercially reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 2.6. In no event will the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party will have the right to retain sole control over such defense.

(d) The date on which the Indemnifying Party is deemed to have received notification of a claim for indemnification will determine whether such claim is timely made.

Section 2.7 Consequential Damages. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT, IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY OR INDEMNIFIED PARTY WITH RESPECT TO ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT FOR ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT LOSSES OR DAMAGES FROM ITS PERFORMANCE UNDER THIS AGREEMENT OR FOR ANY FAILURE OR PERFORMANCE HEREUNDER OR RELATED HERETO, WHETHER ARISING OUT OF BREACH OF CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY, OR OTHERWISE, EXCEPT FOR ANY SUCH DAMAGES RECOVERED BY ANY THIRD PARTY AGAINST ANY PARTY IN RESPECT OF WHICH SUCH PARTY WOULD OTHERWISE BE ENTITLED TO INDEMNIFICATION PURSUANT TO THIS ARTICLE II, PROVIDED THAT NO PARTY WILL BE ENTITLED TO INDEMNIFICATION FOR ANY DAMAGES THAT ARE CONTRARY TO APPLICABLE LAW.

ARTICLE III

SERVICES

Section 3.1 Reimbursement for Operating and General and Administrative Expenses.

(a) In addition to and not in limitation of the rights and obligations set forth in the Services Agreement, CEG hereby agrees to continue to provide, or cause to be provided, the Partnership Group with general and administrative services, such as legal, corporate recordkeeping, planning, budgeting, regulatory, accounting, billing, business development, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, investor relations, cash management and banking, payroll, internal audit, taxes and engineering, that are substantially identical in nature and quality to the services of such type previously provided by CEG in connection with its management and operation of the Assets (collectively, the “Services”).

(b) The Partnership Group hereby agrees to reimburse CEG for all direct and indirect expenses incurred in conjunction with the performance of the Services, including expenditures it incurs or payments it makes on behalf of the Partnership Group in connection with the business and operations of the Partnership Group, including, but not limited to, (i) expenses incurred as a result of the MLP becoming and continuing as a publicly traded entity (including costs associated with Securities and Exchange Commission (“SEC”) filings, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, tax return and Schedule K-1 preparation and distribution, legal fees and director compensation), and (ii) salaries and bonuses of all CEG and/or NiSource Corporate Services personnel, including an allocable portion thereof, performing services on the Partnership Group’s behalf and the cost of employee benefits for such personnel.

Section 3.2 Reimbursement for Insurance. The Partnership Group hereby agrees to reimburse CEG for its allocable portion of the insurance premiums incurred or payments made on behalf of the Partnership Group for insurance coverage with respect to the Assets.

Section 3.3 Reimbursement for State Income, Franchise or Similar Taxes. The Partnership Group hereby agrees to reimburse CEG for any additional state income, margin, franchise or similar tax paid by CEG resulting from CEG’s inclusion of one or more members of the Partnership Group with CEG in a consolidated, combined or unitary state income, franchise or similar tax return. With respect to any such consolidated, combined or unitary income, franchise or similar tax return, the amount of the Partnership Group’s reimbursement to CEG will be equal to the tax that those Partnership Group Members included with CEG on such tax return would have paid had such Partnership Group Members not been included on such return. Any reimbursement payment required under this provision will be due within 45 days after CEG makes the tax payment giving rise to such reimbursement.

Section 3.4 Limitation of Duties and Liability. The relationship of CEG to the Partnership Entities pursuant to this Article III is as an independent contractor and nothing in this Agreement will be construed to impose on CEG, or on any of its Affiliates, or on any of its respective successor and permitted assigns, or on its respective employees, officers, members, managers, directors, agents and representatives, any express or implied fiduciary duty. CEG and its Affiliates and its respective successor and permitted assigns, together with their respective employees, officers, members, managers, directors, agents and representatives, will not be liable for, and the Partnership Entities will not take, or permit to be taken, any action against any of such Persons to hold such Persons liable for (a) any error of judgment or mistake of law by such Persons or for any Loss suffered by such Persons in connection with the performance of any Services under this Agreement, except for a liability or loss resulting from gross negligence, willful misconduct, bad faith or reckless disregard in the performance by such Persons of the Services, or (b) any fraudulent or dishonest acts by the Partnership Entities. In no event, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, will CEG or its Affiliates, its respective successor and permitted assigns, or its respective employees, officers, members, managers, directors, agents and representatives, be liable for loss of profits or revenue or special, incidental, exemplary, punitive or consequential damages.

ARTICLE IV

RIGHT OF FIRST OFFER

Section 4.1 Right of First Offer to Purchase Certain Interest.

(a) CEG hereby grants to the MLP a right of first offer on any proposed Transfer of equity interests in OpCo specifying the fundamental terms of the proposed Transfer, other than the sale price. The Parties acknowledge that the MLP is not obligated to purchase any additional interest in OpCo from CEG.

(b) The Parties acknowledge that all potential Transfers of equity interest pursuant to this Section 4.1 are subject to obtaining any and all required written consents of Governmental Authorities and other non-affiliated third parties (including, without limitation, Lenders and other providers of financing) and to the terms of all agreements (including, without limitation, debt and other financing arrangements) in respect of such equity interest in OpCo.

Section 4.2 Procedures.

(a) If CEG proposes to Transfer any equity interests in CPG OpCo LP, a Delaware limited partnership (“OpCo”), with respect to which a right of first offer has been granted pursuant to this Article IV to any Person pursuant to a bona fide third-party offer (an “Acquisition Proposal”), then CEG, bound by such right of first offer, will promptly give written notice (a “Disposition Notice”) thereof to the Partnership Group. The Disposition Notice will set forth the following information in respect of the proposed Transfer: the name and address of the prospective acquiror (the “Proposed Transferee”), the equity interest subject to the Acquisition Proposal (the “OpCo Interest”), the purchase price offered by such Proposed Transferee (the “Offer Price”), reasonable detail concerning any non-cash portion of the proposed consideration, if any, to allow the MLP to reasonably determine the fair market value of such non-cash consideration, CEG’s estimate of the fair market value of any non-cash consideration and all other material terms and conditions of the Acquisition Proposal that are then known to CEG.

To the extent the Proposed Transferee’s offer consists of consideration other than cash (or in addition to cash), the Offer Price will be deemed equal to the amount of any such cash plus the fair market value of such non-cash consideration. In the event CEG and the MLP agree as to the fair market value of any non-cash consideration, the Conflicts Committee will provide written notice of its decision regarding the exercise of its right of first offer to purchase the OpCo Interest within 45 days of its receipt of the Disposition Notice. Thereafter, the Conflicts Committee and CEG will enter into good faith negotiations for a 45-day period to reach an agreement to purchase the OpCo Interest. If the Conflicts Committee and CEG are unable to agree on the terms of purchase for the OpCo Interest after negotiating in good faith for the 45-day period, CEG may provide notice that it rejects the Conflicts Committee’s offer and will seek an alternative bona fide third-party offer. In the event CEG is able to obtain a good faith, binding offer to pay at least 105% of the highest purchase price (on a present value basis) proposed or as contained in any greater written offer made by the Conflicts Committee during the 45-day negotiation period, then CEG may sell the OpCo Interest at such greater price to a third party. If an alternative transaction complying with the provisions set out immediately above has not been consummated by CEG within 270 days after the end of the 45-day negotiation period, the right of first offer will be reinstated and will apply to any future sale or future offer by CEG to sell all or a portion of the OpCo Interest.

ARTICLE V

LICENSE OF NAME AND MARK

Section 5.1 Relationship to Trademark License Agreement. NiSource Corporate Services owns certain trademarks, trade names, logos and/or service marks and associated or related marks that are licensed to the Partnership for use by the Partnership and each of the entities currently or hereafter comprising part of the Partnership Group pursuant to the Trademark License Agreement. For clarity, nothing in this Agreement limits or affects the rights and obligations set forth in the Trademark License Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1 Representations by CEG. CEG represents and warrants to the Partnership Entities that:

(a) CEG is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases, including the Retained Assets, and to conduct its activities as such activities are currently conducted and as contemplated by this Agreement.

(b) CEG has all requisite power, authority and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by CEG have been duly and validly authorized by all necessary action on the part of CEG, and this Agreement has been duly and validly executed and delivered by CEG, and is the valid and binding obligation of CEG, enforceable against CEG in accordance with its terms, subject to applicable laws of bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(c) The execution, delivery and performance by CEG of this Agreement does not and will not (i) conflict with or violate any provision of CEG’s organizational documents; (ii) violate any provision of any Applicable Laws; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any contracts or other instruments to which CEG is a party or by which either CEG is bound or affected which would cause a material adverse impact on the Partnership Entities; or (iv) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person that has not been obtained or the failure to obtain which would cause a material adverse impact on the Partnership Entities.

Section 6.2 Representations by Partnership Entities. Each of the Partnership Entities represents and warrants to CEG that:

(a) Such Partnership Entity is duly organized, validly existing and in good standing under the laws of the state of its organization, and, as of the Closing Date, has all requisite power and authority to own and lease the properties and assets it currently owns and leases, including the Assets, and to conduct its activities as such activities are currently conducted and as contemplated by this Agreement.

(b) Such Partnership Entity has all requisite power, authority and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Partnership Entity have been duly and validly authorized by all necessary action on the part of such Partnership Entity, and this Agreement has been duly and validly executed and delivered by such Partnership Entity, and is the valid and binding obligation of such Partnership Entity, enforceable against such Partnership Entity in accordance with its terms, subject to applicable laws of bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(c) The execution, delivery and performance by such Partnership Entity of this Agreement do not and will not (i) conflict with or violate any provision of such Partnership Entity’s organizational documents; (ii) violate any provision of any Applicable Laws; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any contracts or other instruments to which such Partnership Entity is a party or by which either such Partnership Entity or its Assets are bound or affected, which would cause a material adverse impact on CEG; or (iv) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person that has not been obtained or the failure to obtain which would cause a material adverse impact on CEG.

ARTICLE VII

CONFIDENTIAL INFORMATION

Section 7.1 Information. Each of the Partnership Entities and CEG (the “Recipient”) agrees that it will utilize any Confidential Information received from the other solely in connection with the performance of its obligations hereunder and the exercise by the Recipient of its rights and remedies hereunder and under Applicable Law, and all such Confidential Information will be subject to and bound by the provisions set forth in this Article VII. Upon termination of this Agreement, the Recipient will return or destroy all such Confidential Information (and cease all further use and disclosure of such Confidential Information) that has been provided to it, together with all reproductions thereof in the Recipient’s possession; provided that the Recipient will have the right to retain copies of any such information and records that relate to its performance of any services and the exercise of its rights and remedies hereunder and under Applicable Law, and all such copies and the information reflected thereon will be subject to the first sentence of this Section 7.1 and to Section 7.2.

Section 7.2 Definition. “Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (i) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (ii) has been furnished or made known to the Recipient without any obligation to keep it confidential by a third party under circumstances which are not known to the Recipient to involve a breach of the third party’s obligations to a Party or (iii) was developed independently of information furnished or made available to the Recipient as contemplated under this Agreement.

Section 7.3 Legal Requirement. If the Recipient is legally required (by interrogatories, discovery requests for information or documents, subpoena, civil or criminal investigative demand or similar process) to disclose any Confidential Information, it is agreed that the Recipient prior to disclosure will use commercially reasonable efforts to provide the disclosing Party with prompt notice of such request(s) so that the disclosing Party may seek an appropriate protective order or other appropriate remedy or waive the Recipient’s compliance with this Article VII. If such protective order or other remedy is not obtained, or the disclosing Party grants a waiver hereunder, the Recipient required to furnish Confidential Information may furnish that portion (and only that portion) of the Confidential Information which, in the opinion of such Party’s counsel, the Recipient is legally compelled to disclose, and the Recipient will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished. Disclosure of Confidential Information by the Recipient will not violate this Article VII to the extent that Recipient (or its ultimate parent) in the exercise of reasonable good faith judgment deems it necessary, pursuant to law, regulation or stock exchange rule, to disclose such information in or in connection with filings made with the SEC, any securities exchange upon which debt or equity securities of such Recipient or its parent may be listed, to any Governmental Authority or in presentations to lenders or ratings agencies.

Section 7.4 Survival. The provisions of this Article VII will survive the termination of this Agreement for a period of three years following such termination.

ARTICLE VIII

COOPERATION

Section 8.1 Guarantees. From time to time after the Closing and for so long as CPG or its controlled Affiliates, individually or as part of a group, control MLP GP, (i) as and when requested by CPG, the MLP will guarantee and/or provide collateral to secure indebtedness of CPG or other obligations and will cause the MLP and/or its subsidiaries to guarantee and/or provide collateral to secure indebtedness of CPG or other obligations and (ii) as and when requested by the MLP, CPG and OpCo will guarantee any future indebtedness that the MLP incurs. The MLP’s decision to request or not to request a guarantee or provide collateral from CPG or OpCo will require the approval of the Conflicts Committee. In the event any of MLP, CPG or OpCo is required to make payment under its respective guarantee, such guarantor will be subrogated to the rights of the respective lenders.

Section 8.2 Tax Sharing Agreement. Until the second anniversary of the day after the effective date of the Spin-Off Transaction, the MLP agrees (i) to refrain from taking any action that would prevent CPG from complying with the tax sharing agreement that CPG may enter into with NiSource Inc. in connection with the Spin-Off Transaction and (ii) not to take any action that could cause CPG to violate one of the covenants in such tax sharing agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Term. Upon a Change of Control of MLP GP or of the MLP, either MLP GP or the MLP may terminate this Agreement, provided that any claims for indemnification made within any required time period under this Agreement prior to termination will survive termination.

Section 9.2 Choice of Law; Submission to Jurisdiction. This Agreement will be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each of the Parties hereby agrees: (i) to submit to the exclusive jurisdiction of any state or federal court sitting in Houston, Texas in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) that all claims in respect of any such action or proceeding may be heard and determined in any such court, (iii) that such Party will not bring any action or proceeding arising out of or relating to this Agreement in any other court, and (iv) that such Party waives any defense of inconvenient forum to the maintenance of any such action or proceeding, and waives any bond, surety or other security that might be required of any other Party with respect to any such action or proceeding.

Section 9.3 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas (United States of America), without regard to principles of conflict of laws that would specify the use of other laws.

Section 9.4 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile or e-mail to such Party. Notice given by personal delivery or mail will be effective upon actual receipt. Notice given by facsimile or e-mail will be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement will be sent to or made at the address set forth below such Party’s signature to this Agreement or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 8.4.

If to CEG:

Columbia Energy Group

Attention: General Counsel

5151 San Felipe St., Suite 2500

Houston, TX 77056

If to the Partnership Entities:

CPP GP LLC

Attention: General Counsel

5151 San Felipe St., Suite 2500

Houston, TX 77056

Section 9.5 Entire Agreement. This Agreement constitute the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

Section 9.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, that the MLP may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable judgment of MLP GP, will adversely affect the holders of Common Units. Each such instrument will be reduced to writing and will be designated on its face an “Amendment” or an “Addendum” to this Agreement.

Section 9.7 Assignment. No Party to this Agreement may assign or otherwise transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the other Parties hereto, and any purported transfer in violation hereof will be null and void. This Agreement will be binding upon, and inure the benefit of, permitted successors and assigns.

Section 9.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts will be construed together and will constitute one and the same instrument.

Section 9.9 Severability. If any provision of this Agreement will be finally determined to be unenforceable, illegal or unlawful, such provision will, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any Party, be deemed severed from this Agreement and the remainder of this Agreement will remain in full force and effect.

Section 9.10 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 9.11 No Waiver. Failure of any Party to this Agreement to require performance of any provision of this Agreement will not affect such Party’s right to full performance thereof at any time thereafter, and the waiver by any Party to this Agreement of a breach of any provision hereof will not constitute a waiver of any similar breach in the future or of any other breach or nullify the effectiveness of such provision.

Section 9.12 Set Off. Each Party has the right to set off against any amounts due to the other Party hereunder any and all amounts that the other Party owes to the first Party under this Agreement.

Section 9.13 Rights of Third Parties. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no third party (including any Limited Partner of the MLP) will have the right, separate and apart from the Parties to this Agreement, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

Signature Page to Omnibus Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

COLUMBIA ENERGY GROUP

By:	/s/ Stephen P. Smith
Name:	Stephen P. Smith
Title:	President

CPP GP LLC

By:	/s/ Stephen P. Smith
Name:	Stephen P. Smith
Title:	Chief Financial Officer

COLUMBIA PIPELINE PARTNERS LP

By:	CPP GP LLC, its general partner

By:	/s/ Stephen P. Smith
Name:	Stephen P. Smith
Title:	Chief Financial Officer

COLUMBIA PIPELINE GROUP, INC.

By:	/s/ Stephen P. Smith
Name:	Stephen P. Smith
Title:	President

Signature Page to Omnibus Agreement

Schedule A

Pending Litigation

A-1